UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2012

Constant Contact, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33707	04-3285398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 472-8100

_________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 29, 2012, Constant Contact, Inc. (the “Company”), as tenant, entered into with Edward J. Conner, as landlord (the “Landlord”), a Lease (the “Lease”) and a related Work Letter Agreement (the “Work Letter Agreement”).

Under the Lease, the Company will lease from the Landlord approximately 7,898 square feet of office space at 85 Second Street, San Francisco, California. The initial term of the Lease will expire five years from the earlier of the Company’s commencement of business on the premises or November 1, 2012. The Company has an option to extend the term of the Lease for one five-year period upon expiration of the initial term.

The base rent under the Lease will be $29,617.50 per month for the first year of the initial term and will be subject to annual increases up to a maximum of $32,250.16 per month during the fifth year of the initial term, provided that the Company will not be required to pay rent for the first month of the Lease. Base rent for any renewal term will be equal to the fair market rental value of the premises, as determined in accordance with the Lease. In addition to base rent, the Company will be responsible for certain operating expenses and real estate taxes, as specified in the Lease.

Under the Work Letter Agreement, the Landlord will pay to the Company $157,960 to be used for certain improvements to the premises, as described in the Work Letter Agreement.

The foregoing descriptions of the Lease and the Work Letter do not purport to be complete and are qualified in their entirety by reference to the Lease and the Work Letter Agreement, respectively, each of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTANT CONTACT, INC.

Date: May 31, 2012	By:	/s/ Robert P. Nault
Robert P. Nault Vice President and General Counsel

3